Universal Institutional Funds, Inc.
-U.S. Real Estate Portfolio
Item 77O- Transactions effected
pursuant to Rule 10f-3

Securities Purchased:	Commonwealth REIT
Purchase/Trade Date:	7/13/2011
Offering Price of Shares: $24.000
Total Amount of Offering:  10,000,000
shares
Amount Purchased by Fund:   33,670
shares
Percentage of Offering Purchased by Fund:
0.337
Percentage of Fund's Total Assets: 0.16
Brokers: Citi, Morgan Stanley, Wells Fargo
Securities, BofA Merrill Lynch, Jefferies,
RBC Capital Markets
Purchased from: Wachovia Securities